Exhibit 99.1

Sinda Ltd. Reports Second Quarter 2026 Financial Results and Provides Operational Update

Raised Total Gross Proceeds of ~$331 million via IPO and Fresnillo Concurrent Placement

Completed 60,810-Meter Phase 1 Surface Drilling Program
and Initiated Phase 2 Targeting Additional 122,000 Meters

Achieved Exceptional Drilling Results at the New Don Diego Corridor

Advancing Works to Initiate Construction of the Exploration Decline in 2H 2026

SAN MIGUEL DE ALLENDE, Guanajuato, Mexico – August 14, 2026 – Sinda Ltd. (NYSE: SIND) (“Sinda” or the “Company”) today reported financial and operational results for the second quarter ended June 30, 2026, and provided an update on its development plan presented at the time of its initial public offering (“IPO”).

Sinda’s debut on the New York Stock Exchange (“NYSE”) on June 26, 2026, marks the beginning of an exciting new chapter in the advancement of what we believe to be one of the world’s most significant silver discoveries in recent years. Our IPO and strategic concurrent placement were met with notable market enthusiasm, ultimately securing $331.3 million in total gross proceeds.

•	Capitalizing on its compelling narrative, the Company saw strong investor demand in its IPO, leading to the underwriters exercising their overallotment option in July.

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In a powerful validation of the Sinda project’s size and quality, the industry’s global leader and our neighbor — Fresnillo plc (“Fresnillo”) — secured a strategic 5.0% ownership stake in Sinda’s outstanding common stock in a concurrent placement as part of the IPO.

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These combined proceeds provide our “best of breed” management team with a robust capital base to aggressively fund our disciplined exploration and development plans while systematically de-risking the project.

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This capital engine, and attendant industry endorsement, positions Sinda to diligently unlock the great value of a world-class silver-gold discovery that has already identified an estimated 369 million silver-equivalent ounces of Inferred Mineral Resources and 16 million silver-equivalent ounces of Indicated Mineral Resources, plus incremental Exploration Targets of 452 – 484 million silver-equivalent ounces that, while conceptual in nature and insufficiently explored to estimate a mineral resource, offer line of sight to a base of more than 800 silver-equivalent ounces on only 38% of the known veins drilled.

EXECUTIVE COMMENTARY

Daniel Muñiz Quintanilla, Executive Chairman of Sinda, commented:

“With its successful IPO, as the pure play vehicle on a brand-new district in the “Guanajuato Sur” area, Sinda put a spotlight on what we believe to be one of the most important silver-gold discoveries in Mexico — if not the world.

The events of this past quarter, characterized by our thorough execution of the strategic plan that was outlined when entering the U.S. capital markets, have only reinforced Sinda’s highly differentiated narrative in the silver space. To start with, we completed our highly productive Phase 1 surface drilling program and progressed the essential work to move underground with an exploration decline — with construction planned to commence during the second half of 2026.

In addition, we strongly advanced Don Diego as a key near-term exploration focus. We are greatly encouraged by our initial findings at Don Diego, where drilling has revealed a potential connection between our Caracol and Agaves areas. Notably, Don Diego is not included in either our current Inferred and Indicated Mineral Resource estimates, nor the previously defined Incremental Exploration Targets.

As hinted at by Don Diego, we believe that our systematic exploration campaign has only begun to define the full extent of this district’s potential. Unlocking a continuous, integrated mineralized system across these zones would represent an exceptional opportunity for us to expand our district’s total resource potential.

As we advance Sinda, we remain laser-focused on responsible development and stewardship in Guanajuato. Our priorities are clear: create value through exploration to take Sinda further up the value chain, advance engineering and permitting to develop this incredibly rich district, and support an updated Mineral Resource Estimate targeted for year-end 2026.

From that standpoint, the success of our recent IPO, as validated by the market as well as our industry peers, constitutes a pivotal milestone. Strategic anchor investments from global industry leaders like Fresnillo and Franco-Nevada serve as a strong, independent testament to the sheer scale and quality of our assets. These momentous developments reinforce our confidence in the long-term potential of the Sinda Project and our vision of developing the next major silver district in Guanajuato, Mexico.

Looking beyond our disciplined exploration and development, we are well positioned to transition Sinda into a world-class producer. Because of our high-grade resource, existing regional infrastructure, and strong cash position, we anticipate that our future pathway to operations will require limited capital relative to our project’s scale. We believe in our ability to source this incremental capital through multiple non-dilutive options — including, among others, traditional bank debt, project finance, and precious metals streaming or royalties — ensuring that we reach commercial production on terms that maximize the value of our assets for the benefit of our stockholders.”

Luis Barreto, Chief Financial Officer of Sinda, commented:

“Our first quarter as a public company was supported by a strong balance sheet with zero debt, and bolstered by significant new liquidity from the IPO and the strategic anchor investment from Fresnillo. This healthy capital position fully funds our aggressive exploration and development plans for the next two to three years, allowing us to methodically de-risk Sinda. Our financial results for the second quarter accordingly reflect planned spending on exploration and development activities.”

SECOND QUARTER 2026 HIGHLIGHTS

Operational

•	Operated with zero safety incidents and continued to foster active, collaborative community partnerships on the ground.

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Completed Phase 1 of the surface drilling program, deploying up to 15 rigs and completing 60,810 meters at an average all-in cost (ex VAT) of approximately $247 per meter. Infill drilling confirmed high-grade continuity at Dolores, while directional drilling delivered ~13.7 kilometers of drilling savings and improved targeting efficiency.

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Reported highly encouraging initial drilling results in the Don Diego corridor, supporting a possible structural link between the Caracol and Agaves areas and highlighting the district-scale upside of the Sinda Project. Don Diego remains excluded from the Company’s current resource estimate.

•	Advanced the Phase 2 surface drilling program, with plans to expand the active fleet on site to 18 rigs and drill an additional 122,000 meters by the end of 2027.

•	Progressed preparations for the construction of the 9-kilometer underground exploration decline, targeting construction start during the second half of 2026.

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Leveraged the support of leading independent engineering and technical consulting firms, securing specialized expertise across geology, mineral resources, engineering, infrastructure, environmental, hydrogeological, and project development disciplines.

Financial

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Reported a net loss of $16.6 million for the three months ended June 30, 2026, compared to a net loss of $2.2 million in the second quarter of 2025. The increase was driven by planned growth in exploration and development activities, including our Phase 1 surface drilling program, as well as incremental general and administrative expenses to support our surface drilling programs and the preparation for our IPO.

INITIAL PUBLIC OFFERING AND FRESNILLO CONCURRENT PLACEMENT

On June 29, 2026, the Company completed its IPO on the NYSE, raising gross proceeds of approximately $213.0 million ($192.9 million net) with the sale of 17,750,000 shares of common stock at an offering price of $12.00 per share.

In addition, the Company granted the underwriters an option exercisable for 30 days to purchase up to 2,662,500 additional shares of common stock of the Company (the “Overallotment Option”). On July 15, 2026, the underwriters exercised their Overallotment Option, purchasing 1,915,328 additional shares of common stock. The exercise resulted in additional gross proceeds to the Company of $23.0 million ($21.4 million net).

In connection to and concurrently with the IPO, the Company entered into a Common Stock Purchase Agreement with Fresnillo (the “Concurrent Placement”), pursuant to which Fresnillo purchased newly issued shares of the Company’s common stock equal to 5.0% of Sinda’s issued and outstanding shares of common stock (after giving effect to the IPO, including the exercise of the Overallotment Option) at the IPO price. On July 27, 2026, the Company completed the Concurrent Placement by selling and issuing 7,939,544 ordinary shares of common stock to Fresnillo at $12.00 per share, for gross proceeds of approximately $95.3 million ($95.0 million net).

OPERATIONAL REVIEW

Phase 1 Surface Drilling Program

In the second quarter of 2026, we successfully concluded Phase 1 of our surface drilling program, completing 60,810 meters driven by a deliberate dual-track strategy. Approximately 55% of the program, equivalent to 33,134 meters, focused on infill drilling at the Dolores vein system. The remaining ~45%, equivalent to 27,676 meters, focused on step-out exploration drilling across five target areas, including Don Diego.

Initial results of our Phase 1 drilling program, as disclosed in our IPO Form S-1 and second quarter 2026 filings, are highly encouraging — particularly with regards to the Don Diego area. Notwithstanding these achievements, we are only beginning to grasp the full potential of the district and the appreciable opportunity ahead of us.

The Sinda project spans over 6,200 hectares of concessions, yet our currently defined resource footprint occupies only about 26% of that total area. This indicates that the vast majority of our land package remains considerably underexplored. Going forward, our Phase 2 drilling program will allow us to begin systematically testing the 62% of identified veins across the property that have yet to be drilled — which we believe represents significant, untapped upside potential extending well beyond our current resource footprint.

Don Diego Area

Exploration drilling continued at the Don Diego area, located between Caracol and Agaves, where the Company has identified a possible structural linkage between the two mineralized zones.

Notable results include drill hole CEAG-26-062, which intersected approximately 3.0 meters grading approximately 727 grams per ton silver-equivalent (g/t AgEq), including 0.5 meters grading over 3,200 g/t AgEq, and drill hole CEAG-26-063, which intersected a broader interval of 7.95 meters grading 462 g/t AgEq. Following the Company’s IPO, we have received the results from drill holes CEAG-26-064, which returned 0.8 meters grading 4,137 g/t AgEq, and CEAG-26-065, which returned 1.05m grading 2,826 g/t, demonstrating the continued success of the Don Diego exploration program.

The Company is systematically advancing drilling from Caracol to the south and from Agaves to the north, with encouraging mineralized intercepts returned from both ends of the Don Diego corridor which together provide increasing confidence in the continuity and district-scale potential of this emerging target.

Sinda is in the earliest stages of unlocking Don Diego — an exciting exploration target where our systematic drilling is designed to confirm mineralization and lay the groundwork for a future Mineral Resource. These observations are only qualitative in nature, as greater exploration will be required to define a Mineral Resource in that particular area. Additional assays are pending and there can be no assurance that mineralization will be confirmed.

Exploration Decline and Underground Development

Sinda received environmental impact authorization for the approximately 9-kilometer exploration decline in March 2026, only nine months after submission. Expenditure for the decline is budgeted at approximately $98 million over three and a half years. Its structure is designed to support future exploration as well as future underground mining, with production sized dimensions of 5.5m x 5.5m.

Underground drilling (approximately 223,000 meters across 557 planned holes with a budget of approximately $44 million) is expected to commence toward the latter part of 2026 as decline access permits. Sinda has undertaken a request for proposal process for selecting a contractor for the construction of the exploration decline, which is expected to be awarded in the second half of 2026. Construction also remains on track to begin in the second half of 2026.

LIQUIDITY AND CAPITAL RESOURCES

Sinda emerged from its successful IPO with a robust capital base, securing a total of $331.3 million in gross proceeds through our initial offering, the exercise of the underwriters’ Overallotment Option, and the Concurrent Placement.

We closed our inaugural public quarter on June 30, 2026, with a strong cash position of approximately $204.3 million, including the net proceeds from our IPO, but excluding the net proceeds from the Overallotment Option and the Concurrent Placement.

Our treasury was strengthened further in July 2026 with an additional $116.4 million in net proceeds from the exercise of the Overallotment Option and the closing of the Concurrent Placement.

With a combined post-IPO liquidity position of $320.7 million, we believe that Sinda is fully funded to execute our exploration program and drive operational initiatives for the next two to three years.

CONFERENCE CALL AND WEBCAST

Sinda will host a conference call and webcast on August 14, 2026 at 12:00 pm Eastern Time to discuss its second quarter results. To listen to the webcast, visit Sinda’s website (https://investors.sinda.mx/English/overview/default.aspx). Accompanying slides will be available on Sinda’s website at approximately 10:30 am (Eastern Time). The conference call and webcast will be available for replay on Sinda’s website.

About Sinda Ltd.

Sinda is a silver exploration and development company with mineral projects in Mexico, featuring an estimated 369 million AgEq ounces of Inferred Mineral Resources and 16 million AgEq ounces of Indicated Mineral Resources, plus incremental Exploration Targets of 452 – 484 million AgEq ounces. Backed by experienced mining investors and a management team with deep Mexican operating experience, Sinda expects to execute an aggressive exploration and drilling program, and to construct its underground decline en route to commercial production.

The Electrum Group owns approximately 77.4% of the Company’s shares following our IPO, and the Company remains a “controlled company” under NYSE governance rules.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s future liquidity position and business strategy, the Company’s plans and objectives for future operations and industry trends. These statements are not historical facts but rather are based on the Company’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “might,” “could,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “target”, “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” and similar expressions are used to identify these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We caution you not to place undue reliance on these forward-looking statements.

Contacts

Investor Relations

ir@sinda.mx

Corporate Communications

media@sinda.mx